TAP 10f 3 July  September 2011


Portfolio				   Security

TAP  AB Tax Managed Balanced Wealth	  Dollar General Corp.
TAP  AB Tax Managed Conservative Wealth   Dollar General Corp.
TAP  AB Tax Managed Wealth Appreciation   Dollar General Corp.

Date Purchased*		Shares Purchased   Price per Share

9/9/11			2,089		   $34.75
9/9/11			585		   $34.75
9/9/11			13,454		   $34.75

Underwriting Concession**  Shares Purchased by AB including the Funds

$0.6300			   600,000
$0.6300			   600,000
$0.6300			   600,000

Total Shares Offered  % of Offering Purchased by AB including the Funds***

28,750,000	      2.09%
28,750,000	      2.09%
28,750,000	      2.09%

Purchased From	     Shares Held 12/31/11   Price per Share 12/31/11

Goldman Sachs	      5,469		     $37.76
Goldman Sachs	      1,580		     $37.76
Goldman Sachs         35,334		     $37.76

* With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an Eligible Rule 144A Offering , (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

**The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the principal amount of the Offering.

^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a co-manager of the underwriting syndicate for this transaction and was allocated 1.74% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: Bank of America Merrill Lynch, Barclays Capital Inc., Deutsche Bank Securities Inc., Goldman Sachs, JPMorgan Securities LLC, Wells Fargo Securities LLC, KKR Capital Markets, China International Capital Corp Ltd., and HSBC Securities (USA) Inc.


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